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                                  CONFIDENTIAL

August 1, 2000


Mr. John E. Lee
2507 Saffron Glen
Escondido, CA 92029


Dear John:

         I am pleased to confirm our agreement with you concerning your employment by BioSante Pharmaceuticals, Inc. (the "Company") which is subject to review, approval, and ratification by the Company's Board of Directors (the "Board").

I. EMPLOYMENT. Subject to the terms and conditions described in this Employment Agreement (the "Agreement"), the Company agrees to employ you as the Vice President, Commercial Development of the Company, and you accept this employment on the following terms and conditions.

II.      DUTIES.

         A. You agree to devote, on a full time basis, all of your business hours to the Company's business. You will diligently perform the duties of your position, within guidelines to be determined by Stephen Simes, the Company's Chief Executive Officer (the "CEO"), consistent with the policies of the Board. Said responsibilities shall include, but not be limited to, the following specific areas: commercialization of all products, in-licensing of additional products and technologies, out-licensing and partnering of CAP technologies and new hormone products, budgeting in the areas of product sales and marketing, and forecasting and analysis of current and future BioSante markets and competition in those markets. You will report to the CEO, who will be responsible for evaluating your job performance in accordance with the Company's annual performance review process.

         B. While you are employed by the Company, except as otherwise expressly permitted by the Company's Conflict of Interest policy or this Agreement, you will not engage in any business activity or outside employment that conflicts with the Company's interests or adversely affects the performance of your duties for the Company.

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         C. You shall be based at, and shall perform your duties at an office located in, Lincolnshire, Illinois, or the surrounding suburban area, where the corporate headquarters of the Company are located. The Company agrees that the other officers and executives of the Company except for those who are directly involved in the research and development activities of the Company that are currently conducted in Atlanta, Georgia shall also be located in the same corporate headquarters. However, you shall also travel to other locations at such times as may be appropriate for the performance of your duties under this Agreement.

III. TERM. This Agreement is effective August 1, 2000 (the "Effective Date"), and will terminate on July 31, 2003, unless earlier terminated pursuant to Section V of this Agreement (the "Base Term"). Commencing August 1, 2003, and on each August 1st thereafter, the term of your employment will be automatically extended for three (3) additional years unless on or before June 1st immediately preceding any such extension, either party gives written notice to the other of the cessation of further extensions, in which case no further automatic extensions will occur. In the event that the Company elects not to renew this Agreement other than for "cause" as defined herein, you will be paid the amount described in Section V.C.2 below.

IV.      COMPENSATION.

         A. BASE SALARY. The Company agrees to pay you an annual base salary of One Hundred Seventy Thousand Dollars ($170,000) in accordance with the Company's standard payroll practices ("Base Salary"). In subsequent years, the CEO or the Board shall have the sole discretion to establish your Base Salary, except that, at a minimum, it shall be adjusted upward consistent with changes to the Consumer Price Index.

         B. ANNUAL BONUS. You will be eligible to receive an annual performance bonus not to exceed 30% of your Base Salary in effect during the year under review. The amount of said bonus shall be determined in the sole discretion of the CEO or the Compensation Committee and approved by the Board.

         C. OPTIONS.

            1. Upon the execution of this Agreement, the Company will grant you five hundred thousand (500,000) stock options to purchase Common Shares of stock of the Company at the lowest permissible price when this agreement is executed, 50,000 of which shall vest (but cannot be sold for four months pursuant to CDNX requirements) at the time of the grant. The remainder shall vest in twelve equal quarterly installments over the three year period starting on the Effective Date of this Agreement with

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

               the first installment vesting on November 1, 2000. The remaining unvested options shall vest immediately upon a termination without cause by the Company, a substantial reduction in job responsibilities, a Change in Control as defined in Section IX or a change of greater than 50 miles of the geographical location of the corporate headquarters.

            2. In the event the Company issues a stock dividend, or effectuates a stock split or exchange of any shares of the Company, whether by way of reorganization, reclassification, conversion or other means, the Company shall make appropriate adjustment to the terms of the Option in order to prevent dilution or enlargement of your rights.

               In the event that your employment is terminated by the Company other than for cause (as hereinafter defined), or if the Company elects not to renew this Agreement, all outstanding stock options and shares held by you or your estate will immediately become exercisable and all restrictions against disposition, if any, which have not otherwise lapsed shall immediately lapse, and the period within which they may be exercised will be one year following such termination of employment.

         D. BENEFITS. In addition to the other compensation to be paid under this Section IV, you will be entitled to participate in all benefit plans available to all full-time eligible employees hereafter established by the Company, in accordance with the terms and conditions of such plans, which the Company shall adopt promptly following the date hereof. These plans shall include, but are not limited to, the following: a 401(k) plan; group hospitalization, health, dental, and term life and disability insurance.

         E. EIMBURSEMENT OF BUSINESS EXPENSES. In addition to payment of compensation under this Section IV, the Company agrees to reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company, provided that you properly account to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service promulgated under the Internal Revenue Code of 1986, as amended, and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

         F. AUTOMOBILE ALLOWANCE. The Company shall provide you with a monthly stipend of six hundred dollars ($600) for your automobile use.

         G. VACATION. You are entitled to three (3) weeks of paid vacation per calendar year.

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

V.       TERMINATION.

         A. EARLY TERMINATION. Subject to the respective continuing obligations of the parties pursuant to Sections VI, VII and VIII, this Section sets forth the terms for early termination of this Agreement.

         B. TERMINATION FOR CAUSE. The Company may terminate this Agreement and your employment immediately for cause. For this purpose, "cause" means any of the following: (1) fraud, (2) theft or embezzlement of the Company's assets or other act of dishonesty, (3) a violation of law involving moral turpitude, (4) your repeated and willful failure to follow instructions of the Board provided that the conduct has not ceased or the offense cured within thirty (30) days following written warning from the Company that sets forth in reasonable detail the facts claimed to provide the basis for such termination. In the event of termination for cause pursuant to this Section V.B., you will be paid, at the usual rate, your annual Base Salary, car allowance, and any out-of-pocket expenses, through the date of termination specified in any notice of termination and any amounts to which you are entitled under any Company benefit plan in accordance with the terms of such plan.

         C. TERMINATION WITHOUT CAUSE. Either you or the Company may terminate this Agreement and your employment without cause on thirty
            (30) days written notice. In the event of termination of this Agreement and of employment pursuant to this Section V.C., compensation shall be paid as follows:

            1. If the termination is by you without cause, you will be paid, at the usual rate, your annual Base Salary, car allowance, and any out-of-pocket expenses incurred on behalf of the Company and accounted for pursuant to Section IV.E through the date of termination specified in such notice (but not to exceed thirty
               (30) days from the date of such notice); or

            2. Notwithstanding any provision to the contrary contained herein, in the event your employment is terminated by the Company at any time for any reason other than for cause, disability or death, the Company shall:

               (i.) pay you a severance benefit, in a lump sum payable no later than the fifth business day following the date of termination, an amount equal to your total compensation over the preceding twelve months;

               (ii.) continue to provide you, at the Company's expense,
                     with term life insurance, as provided herein until the earlier of (A) the expiration of the "Severance Period" (which shall mean the shorter of these two periods: one year from the date of termination or the remaining term of this Agreement), or (B) your attaining full-time employment, elsewhere; but in no event shall the Company provide you with term life insurance for a period of longer than one year;

               (iii.)continue to allow you to participate, at the
                     Company's expense, in the Company's group health, dental and disability insurance programs until the earlier of (A) the expiration of the Severance Period, or (B) your becoming eligible to participate in another employer's corresponding group insurance and disability plans;

               (iv.) provide you with outplacement services at a qualified agency selected by mutual agreement between you and the Company and the use of an office and reasonable secretarial support for one year (unless you become otherwise employed within such a period) all expenses of services described in this paragraph not to exceed $10,000;

                (v.) reimburse out-of-pocket expenses incurred by you on
                     the behalf of the Company prior to termination and accounted pursuant to Section IV.E; and

               (vi.) reimburse you for any and all unused vacation days
                     accrued to the date of such termination.

         D. TERMINATION FOR GOOD REASON. You may terminate this Agreement upon thirty (30) days written notice to the Company for good reason. For this purpose, "good reason" means: (i) the assignment to you of any duties that constitute a significant adverse change in the nature, scope or level of your positions, duties, responsibilities and status with the Company as of the date hereof, (ii) the failure of the Company to continue in effect any fringe benefit or compensation plan, retirement plan, life insurance plans, health or disability plan in which you were participating (except as such change is prompted in good faith by a change in the law), or the taking of any action by the Company, which could reasonably be expected to adversely affect your participation in or materially reduce your benefits under any such plans or deprive you of any material fringe benefit enjoyed by you, (iii) the reduction of your salary or car allowance or failure to increase such salary as is provided in Section IV.A above, or any other breach of this Agreement by the Company which has not been cured within thirty (30) days following written warning from you, or (iv) the occurrence of a Change of Control as defined in Section IX and at which time your employment is terminated. In any such

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            case the Company will pay you the amounts, and provide you the benefits, all as set forth in Section V.C.2 above.

         E. TERMINATION IN THE EVENT OF DEATH OR PERMANENT DISABILITY. This Agreement and your employment will terminate in the event of your death or permanent disability.

            1. In the event of your death, Base Salary and car allowance will be terminated as of the end of the month in which death occurs.

            2. For the purposes of this Agreement, the term "disability"
               shall mean your inability, due to an illness, accident or any other physical or mental incapacity, to substantially perform your duties for a period of four (4) consecutive months or for a total of six (6) months (whether or not consecutive) during any twelve (12) month period during the term of this Agreement.

         F. ENTIRE TERMINATION PAYMENT.

            1. The compensation provided for in Sections V.B, V.C, V.D, and
               V.E for early termination of this Agreement will constitute your sole remedy for such termination. You will not be entitled to any other termination or severance payment which might otherwise be payable to you under any other agreement between you and the Company or under any policy of the Company. This Section F.1. will not have any effect on distributions to which you may be entitled at termination from any qualified tax plan or any other plan (other than a severance payment or similar plan).

            2. Notwithstanding any other provisions of this Agreement or any other agreement, contract or understanding heretofore or hereafter entered into between you and the Company, if any "payments" (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement this is considered contingent on a Change in Control for purposes of Section 280g of the Internal Revenue Code of 1986, as amended (the "Code"), together with any other payments that you have the right to receive from the Company or any corporation that is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G of the Code), such payments will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that you will be entitled to designate those payments that will be reduced or eliminated in order to comply with the forgoing provision.

         G. REQUIRED RESIGNATIONS UPON EARLY TERMINATION OR EXPIRATION. You agree that upon any termination of your employment with the Company or expiration under this Agreement will automatically and without further action be deemed to constitute your simultaneous resignation from all director officer, trustee, agent and any other positions within the Company, all of its affiliates (including but not limited to any entity that is a shareholder of the Company and any subsidiaries and any parent of the Company), the Company's employee benefit plans, trusts, and foundations (charitable or otherwise) or any other similar positions associated with the Company. Simultaneously upon such termination of employment or expiration of this employment agreement, you agree to execute and deliver to the Company any and all documents, agreements, certificates, letters or other written instruments confirming all such resignations.

         H. If for any reason, other than for Termination Without Cause, you are not employed by the Company 15 months from the effective date of this Agreement, you will reimburse the Company for all costs paid by the Company to relocate you to the Chicago area.

VI.      INVENTIONS.

         A. You agree that all Inventions (as defined below) you make, conceive, reduce to practice or author (either alone or with others) during or within one year after the term of this Agreement will be the Company's sole and exclusive property. You will, with respect to any such Invention: (i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company's premises while you are employed by the Company; (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request); (iii) assign (and you hereby assign) to the Company all of your rights to the Invention, any applications you make for patents or copyrights in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain patents and/or copyrights on the Invention to vest the entire right and title to the Invention to the Company.

         B. "Inventions," as used in this Section, means any discoveries, improvements, creations, ideas and inventions, including without limitation software and artistic and literary works (whether or not they can be patented or copyrighted) that: (i) relate directly to the Company's business or the

            Company's research or development during the term of this Agreement,
            (ii) result from any work you perform for the Company; (iii) use the Company's equipment, supplies, facilities or trade secret information, or (iv) you develop during any time that Section II above obligates you to perform your employment duties.

     The requirements of this Section do not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on your own time, and which neither (1) relates directly to the Company's business or to the Company's actual and demonstrably anticipated research or development, nor (2) results from any work you performed for the Company. Except as previously disclosed to the Company in writing, you do not have, and will not assert, any claims to or rights under any Inventions as having been made, conceived, authored or acquired by you prior to your employment by the Company.

VII.     PROPRIETARY INFORMATION.

         A. Except as required in your duties to the Company, you will never, either during or after your employment by the Company, use or disclose Proprietary Information to any person not authorized by the Company to receive it. When your employment with the Company ends, you will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Proprietary Information, including all copies, reproductions and specimens of the Proprietary Information in your possession, regardless of who prepared them.

         B. "Proprietary Information," as used in this Section VII, means any nonpublic information concerning the Company, including information relating to the Company's research, product development, engineering, purchasing, product costs, accounting, leasing, servicing, manufacturing, sales, marketing, administration and finances. This information includes, without limitation: (i) trade secret information about the Company and its products; (ii) "Inventions," as defined in Section VI.B; (iii) information concerning any of the Company's past, current or possible future products. Proprietary Information also includes any information which is not generally disclosed and which is useful or helpful to the Company and/or which would be useful or helpful to competitors. More specific examples include financial data, sales figures for individual projects or groups of projects, planned new projects or planned advertising programs, areas where the Company intends to expand, lists of suppliers, lists of customers, wage and salary data, capital investment plans, projected earnings, changes in management or policies of the Company, testing data, manufacturing methods, suppliers' prices to us, or any plans we may have for improving any of our products. Information is Proprietary Information regardless of its form, e.g. oral, written, electronic or

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            other, and whether or not it is labeled as "proprietary" or
            "confidential." The Company's Proprietary Information includes our information and that of our affiliates and third parties concerning or relating to us.

VIII.    COMPETITIVE ACTIVITIES.

         A. You agree that during your employment with the Company, you will not alone, or in any capacity with another person or entity, (i) directly or indirectly engage in any employment or activity that competes with the Company's business at the time of your employment with the Company ends, within any state in the United States or within Canada, or (ii) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers.

         B. You agree that during your employment with the Company, you will not, directly or indirectly, whether for your account or for any other person or entity: (i) solicit for employment or hire, or attempt to solicit for employment or hire, any person who is employed by (or, but for the violation of this Agreement, would have been employed by) the Company and any clients of the Company or (ii) otherwise interfere with the relationship between any such person, the Company and any clients of the Company.

         C. You also agree that for a period of one year after the termination of this Agreement for any one of the following reasons:
            (i) for "cause" as defined above, (ii) voluntarily by you without "good reason" as defined above; or (iii) in the event of a non-renewal of the Agreement by you other than for "good reason", you will abide by Sections VIII.A and B above.

IX.      CHANGE IN CONTROL.

         A. For purposes of this Agreement, a "Change in Control" of the Company will mean the following:

            1. the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

            2. the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

            3. a change in control of the Company of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A or to Item 1 of Form 8-K promulgated under the Securities

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               Exchange Act of 1934, as amended (the "Act"); provided that, without limitation, a Change in Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Act) is or shall become the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the Company" then outstanding securities; or (ii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         B. If a Change in Control occurs, all stock options held by you will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether you remain in the employ or service of the Company.

         C. For purposes of this Section IX, you shall be entitled to the severance benefits provided in Section V.D if the date of termination occurs either (i) while there is to the Company's knowledge actively pending a proposed transaction, which, if consummated, could reasonably be expected to result within one (1) year in a Change of Control; unless, in the case of either (i) or
            (ii), your employment is terminated or this Agreement is not renewed because of death or disability or by the Company for "cause" or voluntarily by you other than for "good reason".

X.       MISCELLANEOUS.

         A. NO ADEQUATE REMEDY. You understand that if you fail to fulfill your obligations under this Agreement, the monetary damages to the Company as a result of your failure would be very difficult to determine. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, you waive the defense that there is an adequate remedy at law and agree not to interpose the claim or defense that such remedy exists at law. Therefore, without limiting any other rights or remedies available to the Company at law, in equity, or by statute, you hereby consent to the specific enforcement of this Agreement by the Company through an injunction, restraining order or other equitable relief in any such action.

         B. GOVERNING LAW AND JURISDICTION. The internal laws of Illinois (as opposed to the conflict of law provisions) will govern the validity, construction, and performance of this Agreement and the parties submit to the jurisdiction of the state or federal courts located in Illinois.

         C. ARBITRATION. Any and all disputes which arise concerning the rights, duties or obligations of either party under any provision of this Agreement shall be resolved exclusively by binding arbitration in accordance with the following terms and conditions. The party seeking arbitration shall commence a proceeding in arbitration in Chicago, Illinois under the Rules of the American Arbitration Association. The arbitrator shall render his or her decision and award in writing with ninety (90) days from the initiation of the arbitration.

            There shall be no appeal from arbitrator's decision and award which shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

         D. RIGHTS IN THE EVENT OF DISPUTE. If, with respect to any alleged failure by the Company to comply with any of the terms of this Agreement, you hire legal counsel with respect to this Agreement or institute any negotiations or institute or respond to legal action to assert or defend the validity of, enforce your rights under, or recover damages for breach of this Agreement, the Company shall pay, as they are incurred, your actual expenses for attorneys' fees and disbursements, together with such additional payments, if any, as may be necessary so that the net-after-tax payments to you equal such fees and disbursements up to a maximum aggregate of $10,000, provided that, in regard to such matters, you have not acted in bad faith or with no colorable claim of success. Further, if the Company is the prevailing party in any action brought by you to enforce the terms of this Agreement, such payments shall be reimbursed by you to the Company.

         E. MITIGATION. You are not required to mitigate the amount of any payments to be made pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided for in the Agreement be reduced by any compensation earned by you as the result of your self-employment or your employment by another employer after the date of termination of your employment with the Company.

         F. CONSTRUCTION. Wherever possible, each provision of this agreement will be interpreted so that it is valid under the applicable law. If any provision of this agreement is to any extent invalid under the applicable law, that provision will still be effect to the extent it remains valid under the applicable law. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

         G. WAIVERS. No failure or delay by either the Company or you in exercising any right or remedy under this Agreement will waive any provision of the Agreement. Nor will any single or partial exercise by either the Company or you for any right or remedy under this agreement preclude either the Company or you from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

         H. ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties and replaces all other oral negotiations, commitments, writings and understandings between the parties concerning the matters in this agreement. The Agreement can only be modified by mutual written consent of the parties. You acknowledge that you have been advised to seek legal counsel to review this Agreement with you before you sign it.

         I. SUCCESSORS AND ASSIGNS. Except as otherwise provided in Section
            IX, this Agreement will be binding upon and inure the benefit of the successors and assigns of the Company whether by way of merger, consolidation, operation of law, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign will absolutely and unconditionally assume all of the Company's obligations under this Agreement. You are not permitted to assign your rights or obligations under this Agreement.

         J. NOTICES. All notices, requests and demands given to or made pursuant hereto will, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

            A. In the case of the Company will be:

                           BioSante Pharmaceuticals, Inc.
                           175 Olde Half Day Road
                           Lincolnshire, IL 60069
                           Attn:    Chief Executive Officer

            B. In the case of the employee will be:

                           John E. Lee
                           2507 Saffron Glen
                           Escondido, CA 92029

            Any party may, by notice to the other party, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, will be deemed dispatched on the registered date or that date stamped on the certified mail receipt, and will be deemed received within the

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

            second business day thereafter or when it is actually received, whichever is sooner.

         K. CAPTIONS. The various headings or captions in this Agreement are for convenience only and will not affect the meaning or interpretation of this agreement.

         L. REASONABLE LIMITATIONS. The parties hereto stipulate and agree that each of the terms of this Agreement including, but not limited to, the scope of the activities prohibited and the time limitations are reasonable. The parties further stipulate and agree that in the event a court determines contrary to the agreement of the parties herein that any of the terms of this Agreement are unreasonable or contrary to public policy, or invalid or unenforceable for any reason in fact, law, or equity, then the court shall limit the application of any such provision or term or modify any provision or term to that which it finds reasonable, valid, or enforceable and shall enforce this Agreement as so limited or modified.

         Would you please confirm that this Agreement is in accordance with your understanding and that you have received a copy of this letter by signing and dating where indicated below, and returning an executed copy for our records.

     Very truly yours,

     BioSante Pharmaceuticals, Inc.



     By:   /s/ Stephen Simes
         --------------------------------------------
         Stephen Simes
         Its: Chief Executive Officer

     By signing below, you warrant and represent that: (1) you have been represented by legal counsel of your choice in connection with the review, approval and execution of this Agreement or have elected not to engage legal counsel after having been informed of your right to do so; (2) you understand that this Agreement is a legally binding contract; (3) you have read and understand the terms of this Agreement; (4) that you understand its terms which are fair, reasonable and enforceable; (5) you have had ample opportunity to negotiate with the Company with regard to all of the Agreement's terms; (6) you have entered into this Agreement freely and voluntarily without fraud, duress, or coercion; (7) you have the full right, power, authority and capacity to enter into and execute this Agreement; and (8) you intend to be bound by each provision of this Agreement.

     Agreed to and confirmed as of August 1, 2000:

     /s/ John E. Lee
     ---------------------------------------------
     John E. Lee

                                       14